Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer Phone (610) 321-6225 William C. Roberts Senior Director, Corporate Communications Phone (610) 321-6288

ViroPharma Prices $225 Million in Convertible Senior Notes

Due March 2017

Exton, PA, March 20, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the pricing of $225 million aggregate principal amount of Convertible Senior Notes due March 2017, pursuant to a registration statement filed with the Securities and Exchange Commission yesterday. In addition, the underwriters have been granted an option to purchase up to an additional $25 million aggregate principal amount of Notes from ViroPharma.

The Notes will pay interest semiannually at a rate of 2.00 percent per annum. The Notes will be convertible, in certain circumstances, at an initial conversion rate of 52.9998 shares per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $18.87, a 32.50 percent conversion premium based on the last reported sale price of $14.24 per share of ViroPharma’s common stock on March 20, 2007. Upon conversion, holders will receive shares of common stock, subject to ViroPharma’s option to irrevocably elect to settle all future conversions in cash up to the principal amount of the Notes, and shares for any excess.

ViroPharma estimates the net proceeds from this offering will be approximately $217.6 million after deducting estimated discounts, commissions and expenses.

The net proceeds of the offering will be used to fund general corporate purposes including strategic investments or acquisitions of products, technologies or complementary businesses. No commitments or agreements have currently been made for any specific acquisitions. ViroPharma also intends to apply $20.9 million of the net proceeds of this offering towards the cost of the convertible note hedge transactions entered into in connection with the offering. These transactions are expected to reduce the potential dilution to ViroPharma’s common stock upon future conversions of the Notes.

Goldman, Sachs & Co. is the sole book running manager for the offering and CreditSuisse and Piper Jaffray are serving as co-managers for the offering.

About the Offering

The Notes are being offered pursuant to an effective shelf registration statement. ViroPharma has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Printed copies of the final prospectus supplement relating to the offering may also be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The company’s actual results may vary depending on a variety of factors. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K filed for the period ending December 31, 2006 with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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